Exhibit 99.4

NEWS RELEASE For more information: Investors: Joseph Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, SVP of Public Relations, 414-704-1211

Associated Banc-Corp Announces Appointment of Philip B. Flynn as President and Chief Executive Officer
Associated Elects William R. Hutchinson Chairman of the Board of Directors
GREEN BAY, Wis. — November 16, 2009 — Associated Banc-Corp (NASDAQ: ASBC) announced today that its Board of Directors has appointed Philip B. Flynn as President and Chief Executive Officer of Associated Banc-Corp and a director of Associated Banc-Corp effective December 1, 2009. Flynn will also serve as President and Chief Executive Officer and as a director of Associated Bank, National Association. Flynn replaces Paul S. Beideman who announced his plans to retire from the company earlier this year. Beideman will continue to serve as a member of the Board of Directors and as Chief Executive Officer of Associated Banc-Corp until December 1, 2009.
Prior to joining Associated Banc-Corp, Flynn, 52, has been with Union Bank, San Francisco, since 1980. Most recently, he served as Vice Chairman and Chief Operating Officer of Union Bank since March 2005, and a Director since 2004. During his nearly 30-year career with Union Bank, Flynn also held a range of other executive positions, including chief credit officer, head of commercial banking, specialized lending and wholesale banking activities. Notably, Flynn is acknowledged to have assisted Union Bank in navigating through the credit downturn and successfully positioning Union Bank to withstand the current credit difficulties.
Incoming President and Chief Executive Officer Philip B. Flynn said, “I am excited and honored to be selected as Associated Banc-Corp’s President and Chief Executive Officer. I look forward to working with Associated’s Board of Directors, management team and talented team of colleagues as we continue to serve our customers and provide value to our shareholders.”
“Phil brings more than 30 years of proven experience and leadership in the banking industry to Associated,” said Lead Independent Director William R. Hutchinson. “The Board is pleased to have selected such a highly qualified person to assume this leadership role. Phil is widely regarded as a talented, experienced banker who understands how to manage the credit portfolio during tough times, as well as the importance of creating shareholder value through building a strong organization and strong culture.”
The company also announced that the Board of Directors elected William R. Hutchinson as its Chairman effective December 1, 2009, reflecting a best practice in corporate governance to have an independent director as Chairman and recognizing Hutchinson’s many contributions to the board. Hutchinson has been a director of Associated Banc-Corp since April 1994 and has served as Lead Independent Director since April 2009.
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ADD ONE Associated Banc-Corp
Flynn will report directly to Associated Banc-Corp’s Board of Directors and his office will be located at the corporate headquarters in Green Bay. The company’s executive committee will report to Flynn.
“These two appointments will provide stability and ongoing strength to the leadership of the company,” said Paul S. Beideman. Beideman will remain at Associated until February 1, 2010.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion. Associated has approximately 300 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.
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